                                                                             Exhibit 99.2
MANAGEMENT DISCUSSION SECTION

Operator:  Welcome to the WMS Industries Fourth Quarter Conference Call. [Operator Instructions]. As a reminder this conference is being recorded Tuesday, August 5, 2008.  I would now like to turn the conference over to Bill Pfund, Vice President, Investor Relations with WMS Industries.  Please go ahead, sir.

William Pfund, Vice President, Investor Relations

Thank you operator.  Good afternoon and welcome to WMS Industries’ conference call to discuss our record Fiscal 2008 Fourth Quarter and Full Year results, our guidance for Fiscal 2009, and the operating trends and competitive strengths that support our outlook for Fiscal 2009.  With me today are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, and in our more recent reports filed with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, August 5, 2008.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Good afternoon everyone.

Today, WMS reported record results for the June quarter that put a strong exclamation mark on our Fiscal 2008 – our best year ever and the fifth, consecutive year that we achieved strong double-digit growth in both revenue and profit.  Fiscal 2008 diluted EPS increased 34% to $1.15 on annual revenue growth of 20%; which clearly demonstrates our ability to generate both ongoing revenue traction and consistent progress in operating execution, even against the challenging headwinds of a difficult replacement cycle and weak economy.

WMS has now met or exceeded its revenue guidance in each of the last 9 consecutive quarters during one of the toughest market environments in industry history, and overall, WMS has met or beat revenue guidance in 14 out of the last 16 quarters, with the two exceptions resulting from the impact from Hurricane Katrina and the closing of the Russian market.  We achieved this track record thanks to the imagination and innovation of all of the WMS team, who create, produce, deliver and service some of the highest earning products on casino floors.

Our annual operating margin increased 240 basis points to 16%, and eclipsed 18% in the fourth quarter.  Our operating execution also led to cash flow from operating activities increasing 57% over last year to a record $186 million.  The significant cash flow we are now generating provides a solid foundation for funding a substantial array of future growth opportunities and enables us to simultaneously reinvest in WMS, through accelerated R&D initiatives and through opportunistic share repurchases, as evidenced in the June quarter by our aggressive $25 million buyback.

Throughout Fiscal 2008, we continued to implement our lean sigma initiatives and maintain a disciplined focus on executing our strategies for the near, mid and long term.  This discipline resulted in our 1) ongoing share gains in North American unit shipments; 2) steady, double-digit growth in our participation business, earned through increases in both our installed footprint and average daily revenue; 3) continued international expansion; 4) growing margins, culminating in a product sales gross margin of 50%, a gaming operations margin of 81%, and an ongoing operating margin of 18% in the June quarter; and 5) improvement in our working capital utilization, increased cash flow from operations and the strengthening of an already rock-solid balance sheet.

I am very pleased with the success we are achieving in expanding our revenue opportunities.  With increasing international sales, higher conversion and used games revenues and rising gaming operations revenues, we have reduced our reliance on North American new unit demand; and these factors position us well for continued growth in Fiscal 2009.  And we are driving our revenue growth productively.  In Fiscal 2008, our average revenue per employee increased 11%, or approximately $45,000 to $438,000 per employee, a compound annual growth rate of 15% over the last five years.

I also want to note the quality of our earnings in Fiscal 2008.  We achieved 38% growth in annual net income to $68 million, even as we significantly accelerated our spending for R&D activities, which rose $22 million year over year, or $6 million more than we spent in the entire first year when I joined the company in 2000.  Looking a little deeper, we also were impacted by a higher year-over-year tax rate, which reduced annual diluted EPS by 7 cents per share, and we recorded a write-down to net realizable value of a licensed technology, which amounted to 4 cents per share in the fourth quarter.

In particular, our high-return focused investments in R&D, the continued development of our talented workforce and our company-wide culture of innovation are the key differentiators that are driving our continued success.   Reinvesting in innovation and technology continues to generate an expanding pipeline of high-earning, must-have products that enable global share gains for WMS, both in our for-sale and participation businesses.

As we have grown, we have also evolved as an organization.  Today, we have a much broader, deeper and experienced team – all of whom are passionate and committed to innovation and continuous improvement.  And with our success and momentum, this team is even more motivated and inspired as we begin our Fiscal 2009.

To summarize, it’s clear that WMS is a company that has established a consistent record for getting the job done – achieving superior revenue growth, substantial operating margin improvement and significant acceleration in cash flow.  With our record Fiscal 2008 performance now complete and recognizing your interest is now on our future expectations, Orrin and Scott will focus their comments on our guidance for Fiscal 2009, our operating trends, and the capabilities and competitive strengths that support our outlook for continued growth in Fiscal 2009.   Orrin.

Orrin J. Edidin, President

Thanks Brian and good afternoon everyone.

As you all know, the current operating environment is characterized in North America by a challenging replacement cycle and a weak economy.  These have been two defining characteristics throughout the last year, and even longer, as it relates to the slow replacement cycle.  These factors have caused casino operators to place increased emphasis on the earnings and return capabilities for the new products they continue to place on their slot floors.  And, in response, WMS must place increased emphasis on innovation that drives further ship share gains along with increased focus on production efficiencies, customer satisfaction and margin improvements.  Fortunately, this plays directly to the strengths of our systematic approach to product development and our successful business strategy.

It remains as true today as ever that players respond to exciting, imaginative, and differentiated games.  Players, and especially frequent players who form the backbone of the industry through their repeat visits, are looking for value for their entertainment dollar, along with the opportunity to win.  Players today are increasingly sophisticated in their use of technology and their choices of how they spend their entertainment dollars. And, our casino customers demand products that produce high returns and that will attract a broader player audience to their slot floor – which, even in a slow economy, remains the core of profitability and provides the highest return on investment for most casino operators.

This environment places focus squarely on WMS’ competitive advantage – creating great CONTENT.  Through our dual development focus of pursuing the advancement of innovative technologies and creating imaginative, new gaming experiences, we are consistently developing differentiated and exciting products that address the entertainment value needs of players and consistently meet, and often exceed, the financial return needs of our casino customers, as evidenced by our revenue growth in this trough of the replacement cycle.  Despite all of the negative industry headlines, with WMS offering appealing, innovative and high-earning products, we have gained and expect to continue gaining market share, thus offsetting much of the impact of the weak economy and replacement cycle.

As an illustration, in July we began the roll-out of our fourth foundational technology platform for participation, Adaptive Gaming™.   This is another important step in our technological path toward full networked gaming, as these games utilize the system capabilities that reside on our existing Wide-Area Network.

These new games have the unique ability to be personalized by players who will be able to unlock additional bonus rounds and new episodes over time, enabling an episodic recognition and reward experience for the player.  Players on Star Trek™ games are able to restart their game where they last left-off whenever they log back onto a game at any casino, thus continuing to advance to different bonus rounds and unlock new episodes.  Collectively, these features enhance the player’s gaming experience and drive higher time on device, which results in enhanced earnings performance and longevity of the game.  And, while Star Trek is still in the early stages of its rollout, both players and operators have shown great enthusiasm for this “networked gaming” product.

Our success over the last few years has been driven by the multi-year transition strategy we developed to design and deliver unique content on new platforms that utilize the foundational technology building blocks that support the future networked gaming environment.  We have not placed all of our eggs in one giant server-based basket, nor are we commercializing technology per se, but rather we are commercializing server-enabled, networked products and applications that directly generate top-line revenue growth for our customers. We are methodically commercializing networked gaming technologies, in a well-planned rollout of unique products on a bank-by-bank basis that already is clearly achieving great success across casino floors.

Our product transition path creates commercialized, revenue-producing products at each step: from our for-sale products such as our Innovation Series and our new mechanical reel products that continue to grow in marketplace acceptance, including a new multi-game Transmissive Reels™ product launching in the September 2008 quarter, to the new participation categories we have established such as Community Gaming™, Transmissive Reels and “Sensory Immersion” Gaming, and now our Adaptive Gaming platform, as well as our CPU-NXT®2 operating platform.  And, in the December 2008 quarter, we will launch our fully server-ready Bluebird®2 gaming machine.  The launch of Bluebird2 will allow customers the opportunity to purchase the latest technological capabilities for their slot floors, which we believe may serve as a catalyst to accelerate replacement market demand, with obvious upside potential implications for revenue upside.

Even if a casino is not planning to implement a floor-wide networked gaming solution in the near term, the Bluebird2 platform offers attractive operating and aesthetic benefits that we believe will drive customers to purchase, at a higher price, this latest high-value-added technology for their casino floor.   In addition to being network-ready, the Bluebird2 has two wide-screen LCDs, a new improved state-of-the art Bose® audio system, and comes packaged in a great-looking cabinet that requires 20% less footprint, improving profitability per square foot.

The success of our transition strategy has driven improvement in key performance metrics that we believe are also strong indicators for driving further success.  Let me touch on a few metrics that demonstrate how we expect to achieve our Fiscal 2009 guidance.

Our open orders for new gaming machines and platform conversion kits total more than 11,700, which represents 40% of our Fiscal 2009 unit volume guidance; and is 700 units ahead of where we stood last year at this time.  It also includes more than 1,100 Bluebird2 units, which only reflects specific orders for this new platform before the full commercial launch of the product scheduled for our December 2008 quarter.

Our average selling price guidance for Fiscal 2009 represents a 3%-8% increase over the actual results realized this past quarter, reflecting the favorable impact on our sales mix that will result from the introduction of the new, premium-priced Bluebird2 gaming platform.  To those who believe that discounting runs rampant, our fourth quarter results demonstrate that we appropriately charge for the value-add in our products, and we expect to continue that trend in Fiscal 2009.

Our annual average installed participation base guidance represents 300-to-450 more units, a 3%-5% increase, from the ending footprint on June 30, 2008.  And, our open orders for new placements and conversions total 2,000 units.

We expect our average daily revenue for Fiscal 2009, which now exceeds the daily revenue averages reported by our competitors, to approximate the rate earned in Fiscal 2008.  In light of the current economic environment, we are reluctant to project continued win-per-day increases at this time, although our WAP rate in July 2008 continues to trend well – sequentially and year over year.

We expect to commercialize between 85 and 100 new game titles worldwide in Fiscal 2009, a record new product pipeline, which we expect will continue to drive further market share gains.

I would also like to point out the tremendous diversification we have today in our customer base.  No single or multi-site customer accounted for more than 4% of our unit shipments in Fiscal 2008; and Nevada casinos, in total, comprised less than 10% of our total product sales revenues in Fiscal 2008.

Updating you on our continued progress with our WAGE-NET™ server-based system, just last week we expanded our testing with a field trial at a prominent Las Vegas Strip casino.  As noted in previous calls, WAGE-NET is the first GSA-compliant system and has been undergoing a technical field test in a Native American casino.  We continue to be encouraged by the feedback thus far, and we remain on track for an expected commercial launch in mid-calendar 2009.

And, yes, the five key operating strategies repeatedly emphasized by Brian that led to our record financial success and drove our consistent operating execution in Fiscal 2008, will continue to guide our operations in Fiscal 2009.

Now, let me turn the call over to Scott to briefly discuss and review our fourth quarter and full year operating results, and to further discuss our outlook and guidance for Fiscal 2009.

Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer
Good afternoon everyone.

We achieved a significant number of record financial and operating highlights, both in the June quarter and for the full fiscal year.  Once again, we exceeded our revenue targets due to the continued strong demand for our high-earning products.  For the year, we exceeded the high end of our original annual revenue guidance of $615 million by $35 million dollars or 6%; and we achieved the high end of our operating margin guidance at 16%, even with significantly increased R&D spending and other higher expenses throughout the year.

For the June 2008 quarter, total revenues were a quarterly record $186 million, up 17%; and annual revenues were $650 million, up 20% over last year.  For Fiscal 2009, we expect to achieve total revenues of $712 million to $728 million, or growth of 10%-to-12% over Fiscal 2008.  This range reflects what we realistically expect to achieve through organic growth trends, but we’d note that this guidance also fully considers our outlook for the impact of a continued weak economy, and the continued softness of the North American replacement cycle.

New unit product shipments increased 8% in the June 2008 quarter to a record 8,180 gaming machines, and grew 9% for the full year to 27,931 units, while the average selling price increased to a record $13,147 in the quarter.  We expect to drive new unit product sales revenue growth in Fiscal 2009 by increasing global unit shipments, up 5%-to-7%, along with achieving a higher average realized selling price, up 5%-to-11% due to both anticipated list price increases and the benefit from adding our higher priced Bluebird2 gaming machine to the sales mix, which should benefit the March and June 2009 quarters after the full commercial launch in the December 2008 quarter.  The initial results from the early pre-launch Bluebird2 units sold in the June quarter are very favorable; and we will produce and ship approximately 500 more Bluebird2 units in the September 2008 quarter.  Overall, customer demand is running stronger than expected.

I would also note that, consistent with past practice, our unit guidance does not reflect any units for new jurisdictions or locations where regulatory or legislative hurdles still remain, such as in Kansas, Maryland, the new casino properties in Pennsylvania, the Dade County, Florida racinos, and potential new California compacts.  If any of these hurdles are removed, we would look to revise our unit shipment guidance for Fiscal 2009.

At June 30, 2008, our footprint of installed participation units was 9,321 gaming machines, or up nearly 300 units since March 31, 2008.  In Fiscal 2008, our installed base increased 13% or 1,045 units above the Fiscal 2007 year-end level.  Our average daily rate in the June quarter climbed to a record $68.13, a 13% increase over the June 2007 quarter, partially reflecting the benefit of a higher mix of Wide-Area Progressive (WAP) games in the installed base and higher play levels across our broad array of participation games.  Our average revenue per day in the June 2008 quarter increased 6% sequentially over the March 2008 quarter, largely reflecting higher play levels on WMS games, as our WAP footprint was comparable to the March 2008 quarter.  Clearly, the slowing economy has not yet reduced our average daily revenue.

For the full fiscal year, our average daily revenue reached $63.34, double our expected increase over last year, as a result of the success of our new games and the strategy change a year ago to better optimize the balance of growth in average daily revenue with the footprint growth, compared to our prior strategy of maximizing the growth in installed footprint.  With the rollout of new and exciting participation games and our continued discipline to selectively place these new units, we expect to increase our average installed base by 9%-to-11%, to 9,600-to-9,750 units for Fiscal 2009.   Customer performance hurdle rates for placements remain high, but with our backlog of open orders and our continued discipline in selectively placing our new products, we believe this is realistic growth for next year.  And, we also believe it is prudent to expect that the mix of WAP units in our overall installed base and the average daily revenue will be constrained by the impact from a weak economy, likely resulting in an average daily rate that is consistent with Fiscal 2008.  However, by continuing to more efficiently utilize our capital in this business, we expect that the participation business will continue to provide a strong component of our profitable growth and increase our cash flow from operations.

Turning to margin improvement, after recording a write-down to net realizable value of $3.7 million, or 2% of revenues, we attained an operating margin of 18.3% in the June quarter.  Our 16.1% operating margin for the full year was a healthy 240 basis points higher than the prior year-end and, as previously mentioned, at the high end of our guidance.  This improvement was largely accomplished through a 290-basis-point increase in gross profit margin to 59.4% for the full year, which exceeded our guidance of 57%-to-58%, and for the June quarter our total gross margin was 60.2%.  With anticipated additional benefits from lean sigma and strategic sourcing initiatives, increased volume and higher selling prices, along with the projected growth of our high-margin participation business, we expect to increase our gross margin further in Fiscal 2009 to a range of 60%-to-61%, and enhance our operating margin to a range of 18%-to-18.5%, a 190-to-240 basis point increase, or similar to the improvement achieved in Fiscal 2008.  With a guidance range of 50%-to-51% on product sales gross margin, we expect to continue to close the gap with our largest competitor.  We expect to achieve this higher gross margin by maintaining focus on lean sigma and strategic sourcing initiatives, and continuing our assault on improving operating leverage in our business.

R&D expense rose to $26 million in the June quarter, or 14% of total revenues, and included a $3.7 million charge related to the write-down to net realizable value of a licensed technology.  This charge impacted diluted EPS by approximately 4 cents.  For the full year, R&D expense was $80 million, or 12% of total revenues.  In Fiscal 2009, as Orrin indicated, we’re aggressively pursuing further innovation, technological advancements and unique gaming experiences – those foundational elements that provide the differentiation and appeal to our products, and which contribute to our continued market share gains and revenue increases.  As a result, we expect R&D expense to increase and be in a range of 13%-to-14% of total revenues in Fiscal 2009.  I believe we have demonstrated, time and again, that WMS generates high returns and organic growth from our focused R&D activities, and we expect our higher spending should generate an appropriate return on investment.

While Selling & Administrative expense will increase in absolute dollar terms in Fiscal 2009, we expect it to decrease as a percentage of total revenues to a range of 18%-to-19%, similar to the level we achieved in the June 2008 quarter.  Additionally, as a result of the improvements being made in the utilization of capital in gaming operations, WMS should also realize greater leverage on depreciation expense, continuing this trend from Fiscal 2008 into Fiscal 2009, particularly as a greater number of gaming machine base units now remain in the field longer and have been depreciated to their residual value.

As expected, the effective tax rate increased in the June quarter and was approximately 37%, principally reflecting the impact of the expiration of the federal R&D tax credit at December 31, 2007.  Looking forward, while federal legislators are discussing once again reinstating the R&D tax credit, we believe it’s prudent at this time to project an average tax rate in the range of 36%-to-37% for Fiscal 2009.

We also initiated revenue guidance of $145-to-$150 million for the September 2008 quarter, which represents growth of 9%-to-13% over September 2007.  If you analyze our quarterly revenue trends for the past two years, you would note that our fiscal first quarter is typically between 20% and 21% of annual revenues, our second quarter accounts for between 23% and 25%; our third quarter accounts for between 25% and 27% and our fourth quarter accounts for between 28% and 30% of annual revenues.  We expect Fiscal 2009 to follow a similar seasonal pattern.

Having achieved a record level of cash flow from operating activities in Fiscal 2008, up 57% to $186 million, we believe we will make continued progress in Fiscal 2009, as we have additional opportunities for improvement.  About a year ago, we began placing increased focus on driving better utilization from our working capital, primarily by increasing inventory turns and reducing days sales outstanding.  As a result of the progress made during the past four quarters, our total cash and cash equivalents increased from $53 million a year ago, to $120 million at June 30, 2008, even as we invested in share repurchases and an additional $118 million in other investing activities.  Another cash flow highlight was that our investment in gaming operations equipment in Fiscal 2008 was only $50 million, down 34% from $76 million in the prior year, even though we grew our installed base by more than 1,000 units.

Our already strong balance sheet continues to strengthen and is certainly well positioned to support our growth efforts.  As CFO, having a sound balance sheet in a challenging economic environment provides significant comfort, and an added competitive advantage, as we can fund accelerated R&D, intellectual property purchases and/or licenses, while also retaining substantial dry powder for advantageous share repurchases.

In the June quarter, the market provided greater opportunities to repurchase shares at very attractive prices and we aggressively acted on our repurchase program.  We repurchased 763,190 shares at an average price of $32.75 for aggregate consideration of $25 million.  Reflecting the $100 million additional authorization announced today, we now have a total of approximately $110 million available for repurchases over the next two years.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you Scott.  I think it is abundantly clear that WMS is differently situated than our competitors, and well positioned for the future.  The record performance we achieved in Fiscal 2008, in the face of a challenging environment, is solid evidence that WMS clearly understands our market, has the ability to execute, and knows how to effectively operate in good times and in bad.  Expanding revenue opportunities and managing expenses is nothing new for WMS – in fact, it’s a core competency.  As we enter Fiscal 2009, I believe we have excellent visibility to our path for continued progress.

Before opening the call up for your questions, let me summarize the unique competitive strengths WMS has that support our optimism for Fiscal 2009:

First:  The continuing appeal of our products with players.  Our culture of innovation and focus on developing differentiated gaming experiences is backed by technology advancements.  Coupling that focus with an understanding of what defines entertainment value for our players is our special sauce for product development.  That combination drives our expansion of popular products that generate high earnings for the operators, and has moved our products into the “must-have” category.

Second:  WMS is well positioned to benefit from opportunities ahead of the full adoption of networked gaming.  As I have said many times, while we would love for networked gaming to arrive tomorrow, we also have a clear strategy aimed at taking advantage of our transition path that generates continued growth and profitable success bank-by-bank, quarter-by-quarter.  Having a clearly defined vision of the benefits made possible in a server-supported, networked gaming environment, we’ve continued to commercialize unique products and systems applications that allow players exciting new gaming experiences that they value and provide customers with the continued high-returns that they seek.  We will be locked and loaded when server-based gaming arrives in prime time.

And, third:  Our ongoing evolution as an organization allows us to not only grow our revenues, but also to generate improved operating consistency to further enhance our margins and deliver greater free cash flow.  We have proven our ability to tap the imagination of our people to create intellectual property and innovate great games.  So too are we dedicated to be an innovator in improving our supply chain practices, our customer service and our overall business processes.  We are still in the early innings of implementing these tools and forging a mindset of continuous improvement, and have only begun to scratch the surface of what is possible in enhancing our margins.  We now have a greater depth and breadth of workforce skills and experience, and as we benchmark industry leaders, in this and other industries, we believe we have substantial opportunities to drive long-term profitability and build increased stockholder value.

By remaining focused on our strategic plans and operating execution, we are confident that our success will yield rewarding results for our stockholders.  We are – and remain – a growth company and, as such, I believe it is increasingly clear that WMS thinks and acts differently about this business, and is serious about driving innovation and enterprise excellence in order to exceed stockholder expectations.

Now, we will be happy to take your questions.   Operator.

QUESTION AND ANSWER SECTION
Operator:  [Operator Instructions]. Our first question comes from the line of Joe Greff with JPMorgan. Please proceed.

<Q – Joseph Greff>: Hey guys, good results.

<A – Brian Gamache>: Thanks, Joe.

<A – Scott Schweinfurth>: Thanks, Joe.

<Q – Joseph Greff>: Question for you -- I was hoping maybe you could give us a big picture view in terms of the operating environment, particularly on the participation side of things. Your -- obviously your guidance suggests that you’re continuing to grow that, but within the different types of participation games, what are your customers doing in terms of what they’re removing, what they’re going with, and obviously as they’re trying to reduce expenses?

And then a second easier question -- Scott, maybe you can sort of talk about what’s in your fiscal ‘09 outlook and guidance in terms of what you’re forecasting in terms of additions to the gaming operations equipment, CapEx, and just CapEx overall?

<A – Brian Gamache>: Joe, I’ll take the first part of that if I may.  Regarding the participation business, we’re not seeing what our competitors are seeing.  The strongest indicator of our strength is the daily yield.  The June win per day numbers were the highest in our history and continue to trend upward for July and the first week in August.  So, that’s really the strongest determining factor if our game is going to hold up or not.  We have a 2000 unit backlog, as Orrin mentioned, and the current products in the field: Wizard of Oz, Big Bang, Big Event, Monopoly, Up Up And Away and Happy Days are the key drivers to the backlog.

And then going forward, when you look at the various products we have coming down, we have our Q1 debut of our Adaptive Gaming platform with Star Trek and Dirty Harry 2 on our Sensory Immersion platform; Q2 we have our Transmissive Wizard of Oz, which has scored very well in our benchmark testing;  Q2 we have the Powerball Power Seat, which is a community gaming non-WAP product and in Q3 we have Reel ‘Em In Compete To Win, our community gaming WAP, which was very popular at last year’s G2E.

So when you look at the four platforms: Adaptive, Community, Sensory Immersion, and Transmissive, we’re not just bringing out game themes anymore, we’re really focusing on those platforms to drive unique enablement to the games and the success we’re having is just incredible. And so I think that our participation business, albeit is somewhat challenged in this environment, we’re seeing that our win per day and our footprint continue to grow and it’s at the strength of the content.

<A – Scott Schweinfurth>: And then, Joe, on your question about CapEx, this last year between gaming ops and property plant and equipment, we’ve spent just under $100 million and that was down about $10 million from the prior year. I would expect that the level of spending for fiscal ‘09 will be within that range of dollars.

<Q – Joseph Greff>: Okay great, thank you very much.

Operator:  And our next question comes from the line of Celeste Brown with Morgan Stanley. Please proceed.

<Q – Celeste Brown>: Hi, gentlemen.  Good evening.

<A – Brian Gamache>: Good evening, Celeste.

<Q – Celeste Brown>: I know you guys like to take a conservative approach to guidance and I think Orrin mentioned one aspect in which you’re being conservative.  I think, Orrin, you said that you’re guidance doesn’t forecast continued increases in win per day.  First of all, is that right? And then where else do you think that -- where else are you guiding sort of against the trend that you’re seeing today for the sake of what’s going on in the economy?

<A – Brian Gamache>: I think in the eight years I’ve been putting these budgets together for our company, Celeste, this has certainly been the most difficult budget to prepare for our board and the shareholders. But we’re going to still have incremental market share growth in ‘09 -- continued success in gaming ops in international, we have obviously the Bluebird 2 platform and Transmissive Reels, which creates some new demand, our average selling price we’re  forecasting up and our continued growth in our margin improvement plan.

So we are hitting on all cylinders now but unfortunately we’re not prepared to stick our necks out there any further because of the uncertainty. As time goes on, and if things do get better and if our products do continue to yield the kind of wins that they are yielding, we will update this guidance as we have in the past.  As you recall, last year, I believe we updated our guidance twice during the year and that served us well.

And again, we’re very proud of our visibility that we have here today as a business.  I mentioned the track record of making our earnings and revenue guidance that we’re giving and we want to continue to hit those milestones.

<Q – Celeste Brown>: Okay.  And then I noticed you put the open orders and the backlogs back in the press release.  You haven’t put them in in over a year. I was wondering why the change there?

<A – Scott Schweinfruth>: Well, we thought we needed to provide a path for the investors to understand how we’re as confident about fiscal ‘09 as we are relative to the guidance that we provided of the 712 to 728.

<A – Brian Gamache>: It’s just one more data point, Celeste, as to why we are different than the others.

<Q – Celeste Brown>: Okay.  And then finally, in terms of share repurchases, you increased your authorization -- is there sort of a target amount that you’d like to buy back in fiscal ‘09?  Or is it just sort of as high as the market allows you?

<A – Brian Gamache>: No, I think it’s really going to be on the opportunistic visibility that we see and we’ll look at the market from time to time to determine what’s the best use of our funds but the board has great confidence in our future and again, we bought back, I think, 12% of the outstanding shares over the last five or six years and we’ve got a good track record for buying the stock opportunistically, and that would bode well for the future.

<Q – Celeste Brown>: Okay.  Finally, one last question for Scott -- the $0.04 write-down because of the licensing, can you give more detail on that?

<A – Scott Schweinfurth>: Sure, we had a technology license that served us -- served a certain purpose but at this point in time the realizable value from that license was not what we had it on the books for and so we took a write-down of $3.7 million in this quarter to take it down to what we believe it’s realizable value will actually be.

<Q – Celeste Brown>: Okay, thank you.

Operator:  And our next question comes from the line of David Katz with Oppenheimer. Please proceed.

<Q – David Katz>: Hi, afternoon.

<A – Brian Gamache>: Hey, David.

<Q – David Katz>: Can we just talk about -- I know that we on Wall Street are sort of privy to the publicly traded customers of yours and what they’re saying and what they’re reporting.  Can you give us a little bit of some -- a geography lesson on where some of your stuff is coming from?  And then, if I could add on to that, within the guidance that you have for next year, if you could talk about how many or how much is coming from international markets versus domestic?

<A – Brian Gamache>: Well, the mix of business in our fiscal ‘09 budget is about the same as it is now, it’s about a third of our box sales.  So that’s really not changing a whole lot. As far as, I think Orrin mentioned it, we only do about 10% of our box sales in the state of Nevada, less than 10% actually. We have 440 customers that we serve in North America and not one of our customers represents more than 4%, so I believe in this economic environment, and probably justifiably so, a lot of the focus gets on the Nevada-centric gaming companies.

We actually do a greater amount of our business in the Midwest and in California and some of the east coast states, so we’re not reliant on any one jurisdiction and I just came back from a, call it a 20 casino tour, over the last four to five weeks and a lot of the casinos are seeing a little bit of a degradation from a year ago, call it the 5% to 6% range.  But all of them, with the exception of a couple, are still going to buy slot machines, they’re still going to replace their floor and they believe that that’s the engine that keeps their train moving.

So we don’t expect, other than some of the customers that are financially strapped, that this is going to be any different than, as Orrin said, the last few years.  This is not a new trend; we’ve been seeing this trough in replacement cycle now for last two to three years.  And because of our content, because of our innovation, we are still able to garner more than our fair share of market share and we’re going to continue to see that in ‘09 based on the pipeline of games that we have coming out.

<Q – David Katz>: Okay, thanks.  Two more quick ones, if I may -- your guidance, I assume on the installed base participation, excludes daily fee games and as I look sort of year-over-year at the growth in those, is that a fair assumption to use as a growth rate for ‘09?

<A – Scott Schweinfurth>: If by daily fee games you mean games that we sell to the casino, we call them casino owned daily fee games...

<Q – David Katz>: Yeah.

<A – Scott Schweinfurth e>: Yeah, our guidance excludes that and the makeup of that will just be dependent upon customer preferences for the different pricing models that we have for our games.

<Q – David Katz>: Okay.  And then lastly, on your share repurchase, could you just talk about your strategy for that?  Are you making capital decisions?  Are you picking – are you trying to make calls on your stock and when the right movement is to dive in?  If you could just walk us through your thinking there, that would help.

<A – Scott Schweinfurth >: Well, I think that we have opportunistically been in the market when we feel that the share price is low.  And obviously, starting in June of this year the share price started getting down to levels that we found particularly attractive and so we were in the market heavier than we had been prior to that. And this is the practice that we’ve used throughout the $92 million of stock that we’ve bought back since 2002, and I believe that that will be the same strategy that we use moving forward.

<Q – David Katz>: Okay, perfect.  Thanks very much.

<A – Brian Gamache>: Okay, David

Operator:  And our next question comes from the line of Grant Govertsen with Deutsche Bank.  Please proceed.

<Q – William Lerner>: Hello, guys.  This is Bill, how you doing?

<A – Brian Gamache>: Hey, Bill.

<A – Orrin Edidin>: Hello, Bill.

<Q – William Lerner>: Couple questions.  One, just to go back to your revenue guidance for a second, I don’t know whether Brian or Scott wants to take this -- trying to frame your sort of initial revenue guidance for fiscal ‘09 of 10% to 12%, when I go back and look at a year ago when you guided to fiscal ‘08, you guided to revenue growth from 10% to 14% and then ended up delivering 20% revenue growth after revising upward a couple of times during the year.  As you kind of implied, Brian, could it essentially happen here.  What changed in fiscal ‘08 from your original guidance to being able to deliver what you did today -- it was almost 2x that original guidance -- from extreme to extreme -- that we can maybe apply to fiscal ‘09?

<A – Brian Gamache>: I think new gaming expansion, Bill, occurred during the year.  We had the California effect when they signed the compacts in January, I believe.  That positively affected our third quarter of this year.  We also had great demand for our participation products and the yield, certainly on the Wizard of Oz and Top Gun and other games that certainly exceeded our expectations.

And at the end of the day, a lot of things happened to break our way this year.  Not to say that they won’t next year, but again, we are overly concerned about all of the macro effect, we’re not concerned about our ability to execute internally.  We’re focused on a lot of the noise that’s out there on the economy and the overall oil prices and unemployment and so forth that are out of our control.

So call me conservative, call me silly, call me whatever you want, but we want to make sure that we give a forecast and have a cost structure in our business model that allows us to operate this company as good stewards for the shareholders.

<A – Scott Schweinfurth>: And I think over the last couple of years we have – at the start of the initial guidance, we have stated what we’ve specifically excluded from the guidance, like I did in the prepared remarks earlier.  We have done the same thing for fiscal ‘08 and it just so happened during fiscal ‘08 a couple of the items that we hadn’t ex-- included, the hurdles were lifted and we were able to sell into those markets.  And so that’s what helped drive the incremental growth.  And if the same thing occurs in fiscal ‘09, we would modify our guidance accordingly.

<A – Brian Gamache>: We would love nothing more, Bill, than to modify that guidance upwards.

<Q – William Lerner>: Okay, just one clarification and then the follow-up.  I got a couple of e-mails during this conference call -- people saying, Scott, during your prepared remarks that they thought you said your revenue guidance does not take into account a tough economy, which didn’t make sense to me.

<A – Brian Gamache>: No, it does take it into account.

<A – Scott Schweinfurth>: No, it does take it into account.

<Q – William Lerner>: You’ve obviously taken the time to contemplate the current environment, obviously.

<A – Brian Gamache>: Yes.

<Q – William Lerner>: And then the follow-up is -- you’ve got this 11,700 unit backlog, for-sale and conversions, games and conversion kits, and I think 2000 units for participation -- gross participation placements, I guess is what it is.  And that’s great.  There’s lot’s of skeptics in general out there, especially for the gaming suppliers these days.  Can you talk for a second, I don’t if this is for Orrin or whomever, about backlog conversion?  I mean it’s great, it’s a number.  But has conversion in that backlog over time been 90-plus%, so we can feel even better about the guidance you’re giving us?

<A – Orrin Edidin>: Yes, I think we have a pretty well proven track record of converting that backlog into the field and continuing to manage it and build it consistently throughout the year and...

<A – Brian Gamache>: By the way, nothing gets on that backlog until it’s a signed deal.  I mean, we don’t put speculation on there.

<A – Orrin Edidin>: These are deals in the pipes.  So we feel very good about converting the pipeline, particularly on the gaming op side when you look at the success that we’re having with these products.  The customers are clamoring to get these products on their floor.  It’s WMS that’s being more selective in its placement, so that demand continues to build as we execute on the strategy of selective placements and deployment of capital on the gaming op side.

<A – Brian Gamache>: And to that point, Bill, this is the best visibility we’ve had in the eight years I’ve been here.  So I think that with the guidance we’re giving you today, we feel very comfortable with, given all the parameters that we’re dealing with.

<Q – William Lerner>: Okay, thanks, guys.

Operator:  Our next question comes from the line of Steve Wieczynski with Stifel Nicolaus.  Please proceed.

<Q – Steven Wieczynski>: Hey, good afternoon, guys.

<A – Brian Gamache>: Hey, Steve.

<A – Orrin Edidin>: Hey, Steve.

<Q – Steven Wieczynski>: Hey, just one question for you.  It’s a bigger picture type question in terms of server-based gaming. But, maybe first of all, Brian, can you can kind of touch on -- after you went on your 20 casino tour what you heard out in the field?  And then for Orrin, you touched on it in terms of the trial you have going right now on the Strip -- what has been the feedback so far, what did they like?  What do they think needs improvement?

<A – Brian Gamache>: I think the operators in general, Steve, are a little bit skeptical because they really don’t understand, quite frankly, how to model the business in the server-based world.  We’re going to go out of our way at G2E this year as a company to walk them down that path.  They understand all the negatives, the investment in capital and so forth.  They don’t really understand the upside very well, and that’s why our strategy to bring these products out bank-by-bank, quarter-by-quarter to give them a comfort level so that when this business does get turned on, we’ll be at the front of the bus with games and experience out there that the players are embracing.  And again, it’s all going to determine – be determined -- the success of server-based gaming, on how the players adapt to that new product.  And we believe our strategy is focused on that player and his experience -- or her experience -- at the end of the line.  Orrin, do you want to touch on the rest of it?

<A – Orrin Edidin>: Sure.  Yes, and I want to make sure that we’re clear, Steve.  The two major underpinnings of our network gaming strategy are both network enabled game products, such as the ones we’re currently commercializing, like adaptive gaming, which is network enabled.  And then the enterprise-wide applications, such as we’re field trialing both on the Strip and in a Native American casino.  And those versions are performing a basic functionality of remote configuration and download because we’re taking this in incremental steps in terms of getting these cleared with regulators.

The initial reception has been very, very positive, particularly in terms of the ease in which the operators have been able to fire these up and get them going almost practically immediately, with very little help from our techs.   In fact, to tell one quick story, when we sent our techs out to help with a particular set up -- and before our techs arrived, the operators and their own in-house techs, had the system up and running and configured on the floor.  So they were very, very pleased -- maybe based on their prior experience, comparatively, with the ease with which they were able to utilize our first system implementation there.

<Q – Steven Wieczynski>: Okay, great.  Thanks, guys.

Operator:  Our next question comes from the line of Ralph Schackart with William Blair.   Please proceed.

<Q – Ralph Schackart>: Hey, good afternoon.  Nice set of results, guys.

<A – Orrin Edidin>: Thanks, Ralph.

<A – Brian Gamache>: Hey, Ralph.

<Q – Ralph Schackart>: I’m just curious, I know its early innings, but what’s driving the stronger than expected demand on the Bluebird 2 rollout, was it just conservatism on your part?  And if we can sort of take this one step further, is there an opportunity even with the tough economic end market and environment to test further pricing increases on the product?

<A – Brian Gamache>: Well again, we’ve never been bashful with pricing and we believe that our products call for premium pricing.  That being said, as Orrin said, we have 1,100 backlog on the new cabinet and we really haven’t even been aggressively selling it.  This is customers coming to us, saying -- can you deliver to us by the end of this calendar year?  So we’re very optimistic.

And again, we have a number baked into our fiscal ‘09 number that was somewhat conservative based of the environment we’re in and we’re pleased to see we’re getting this kind of reaction from the customers who come in here to Chicago to preview our G2E products in particular.  So yes, we’re getting a very positive reception and we think that’s going to bode well for new incremental revenue opportunities in fiscal ‘09.

<Q – Ralph Schackart>: Great, thank you.

Operator:  [Operator Instructions]. Our next question comes from the line of Kent Green with Boston American Asset Management.  Please proceed.

<Q – Kent Green>: Good quarter, fellas.

<A – Brian Gamache>: Thank you.

<A – Orrin Edidin>: Thank you.

<Q – Kent Green>: My question for today is for the international markets -- could you give us a little more detail on where there was strength or not?  Did you still continue to do well, particularly in Asia?

<A – Brian Gamache>: I think that our international strength continued to come from Europe, Asia and South America, in particular.  And each quarter it kind of rotates around between the three different areas but we continue to see tremendous reception to our products.  As we said previously, Kent, that the ability for us to launch our themes globally, simultaneously, has proven to be a big help.  And also the expansion of our distribution team throughout the world has been a big help as well.  So we continue to think that international growth is going to continue to be a very profitable growth driver for the company for the years to come.

<Q – Kent Green>: And just a quick follow-up on Indian gaming.  It seems to keep growing particularly conversions to regular machines, from the more cumbersome machines.  How is that affecting your operations?  Was there significant orders in the quarter -- or do you see that continuing into the next year?

<A – Orrin Edidin>: Well yes -- this is Orrin -- particularly out of places like Florida, where Class 2 markets are converting to Class 3 markets.  And that’s not the first time we’ve seen that, that tends to be the pattern.  But Native American gaming continues to grow, we have had a substantial portion of our business from the Native American market and we are seeing that type of conversion from Class 2 to Class 3.

<Q – Kent Green>: Thank you.

Operator:  And our next question comes from the line of Steve Altebrando with Sidoti and Company.  Please proceed.

<Q – Steve Altebrando>: Hi, guys.

<A – Brian Gamache>: Hey, Steve.

<A – Orrin Edidin>: Hello, Steve.

<Q – Steve Altebrando>: What’s really the main driver of the ASP rise, that the guidance that you provided?

<A – Brian Gamache>: It’s really a mix of business, Steve.  We have an annual price increase that we’ve had in place all along and then the additional Bluebird 2 cabinets to the inventory are going to, and Transmissive, are going to be at a higher sales price, so it’s really a mix of business more than it is anything dramatic in our price increases.

<Q – Steve Altebrando>: Okay, and did you a give domestic unit sale breakdown for the quarter?

<A – Scott Schweinfurth>: Yes, that was in the press release; let me get it for you.  We did 5,721 in North America and 2,459 internationally.

<Q – Steve Altebrando>: Okay.  And then last one, you addressed it somewhat earlier, but I guess if you’re seeing any change in a pattern in your customers, in terms of shifting towards participation, or shifting away from participation into unit sales?  Is there any meaningful shift there?

<A – Brian Gamache>: We’ve not seen that, Steve, maybe some of the other competitors of ours have, but we have not seen that yet.  Some of those casinos I walked in, some of the customers want more of our product, and we’ve selectively -- try to manage that, but for the most part we see the same mix of business. Our revenue mix is pretty similar on that 60/40 range and we don’t see that that’s going to continue to remain similar in fiscal 2009.

<Q – Steve Altebrando>: Okay.  Thanks, guys.

Operator:  And, our next question is a follow-up question from the line of Joe Greff with JP Morgan. Please proceed.

<Q – Joseph Greff>: Good morning, guys or good afternoon, guys -- long day with a lot of earnings. The EBITDA results that you have at the end of the press release, does that add back in the $3.7 million write down, or is -- does that adjust for that?

<A – Scott Schweinfurth>: I don’t believe that we did.*

<Q – Joseph Greff>: Okay, so you would have been north 70 million for the quarter?*

<A – Scott Schweinfurth>: Yeah.*

*Please note that the EBITDA calculation in the press release dated August 5, 2008 is adjusted for the $3.7 million non-cash charge related to the write-down to net realizable value of a licensed technology.

<Q – Joseph Greff>: And, my sense is that you’re probably not answer this directly because another competitor of yours has yet to report earnings, but you do mention in your fiscal ‘09 outlook that you continue, or you anticipate to see continued ship share gains? I was hoping to quantify that. What you’re expecting in fiscal ‘09, and maybe, broadly, you know, answer where you think fiscal ‘08 ended up?

<A – Brian Gamache>: You know, again, we don’t have the information because two of our competitors haven’t released yet, Joe.  But, again, we believe because of the bench marking of our market research on our new products and the Innovation Series that we’re going to be launching at G2E this year, we believe that our ability to gain market share will continue. When you look at our success in Mechanical Reels -- you know, that was 25% of our sales I believe, in Q4, and two years ago we didn’t even serve that market.  So, I think that you’re going to continue to see our market share grow, and particularly in the Innovation Series of...

<A – Orrin Edidin>: And I would add that we would expect to see that growth in the international side of the business as well as the domestic side of the business, in terms of ship share increases.

<Q – Joseph Greff>: Thank you.

Operator:  And, we have no further questions at this time. I’ll now turn the call back to you.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks for joining us this afternoon; and we look forward to reporting our additional progress on our next call when we’ll discuss our September quarter results. Have a great afternoon.

Operator:  Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.

Industry gaming data is from the 2008 American Gaming Association Survey of Casino Entertainment Report and the 2008 Report of the National Indian Gaming Commission.

Product names mentioned are trademarks of WMS, except for the following:

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